EXHIBIT 99.1

Monterey Gourmet Foods, Inc. Announces Closing of $12.5 Million Private Placement Financing


SALINAS, CA--(MARKET WIRE)--June 28, 2006 -- Monterey Gourmet Foods (NASDAQ:
PSTA) today announced the completion of the previously announced private placement of 2,174,000 shares of Monterey Gourmet Foods common stock at a price of $5.75 per share for gross proceeds of approximately $12.5 million, before payment of placement agent commissions and other offering expenses.

The securities sold in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Monterey Gourmet Foods has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon the exercise of the warrants with a conversion price of $7.50 per share also issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale, would be unlawful prior to the registration or qualification under the securities laws of any such state.

Monterey Gourmet Foods has provided additional information regarding risks associated with the business in its Annual Report on Form 10-K for calendar year 2005. Monterey Gourmet Foods undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, its organic food production facility in Eugene, Oregon and its recently acquired facility in Seattle, Washington. Monterey Gourmet Foods has national distribution of its products in over 10,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.


For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

CONTACT:          Monterey Gourmet Foods
                  1528 Moffett Street, Salinas, CA 93905
                  831-753-6262
                  Jim Williams, CEO jimw@montereygourmetfoods.com Scott Wheeler, CFO scottw@montereygourmetfoods.com


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